Exhibit 99.1

CNH Industrial N.V.

Cranes Farm Road

Basildon, Essex, SS14 3AD

United Kingdom

CNH announces voting results of 2025 Annual General Meeting and publishes 2024 Sustainability Report

Basildon, May 12, 2025

CNH Industrial N.V. (NYSE: CNH) today held its annual general meeting (AGM) of shareholders. Shareholders appointed Gerrit Marx and re-appointed Suzanne Heywood as executive directors. Elizabeth Bastoni, Howard W. Buffett, Richard J. Kramer, Karen Linehan, Alessandro Nasi, Vagn Sørensen and Åsa Tamsons were re-appointed as non-executive directors.

Shareholders approved the Company’s 2024 financial statements prepared under IFRS. The AGM also approved a dividend of $0.25 per common share (equivalent to a total distribution of approximately $312 million), and the Company’s Equity Incentive Plan.

Details of all matters approved today by the AGM are available on the Company’s website (www.cnh.com).

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The dividend will be paid on May 30, 2025, to shareholders of record on May 21, 2025. Shareholders holding CNH common shares deposited in Monte Titoli on the record date will receive the dividend in Euro at the official EUR/USD exchange rate of May 21, 2025 reported by the European Central Bank.

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Concurrently with the AGM, the Company published its 2024 Sustainability Report. It includes CNH’s sustainability priorities, related strategic targets and the main results achieved throughout 2024.

To consult the Report online, visit: https://www.cnh.com/-/media/CNHi/cnhicorporate/Sustainability/docs/CNH_Sustainability_Report_2024-1.pdf

CNH Industrial (NYSE: CNH) is a world-class equipment, technology and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Hemisphere, a leading designer and manufacturer of high-precision satellite-based positioning, and heading technologies; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions.

Across a history spanning over two centuries, CNH has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH’s 35,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnh.com

For news from CNH and its Brands visit: media.cnh.com

Contacts:

Media Relations

Email: mediarelations@cnh.com

Investor Relations

Email: investor.relations@cnh.com